EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT AWARD TO THE ATWOOD SOUTHERN CROSS

Houston, Texas
20 January 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (Houston-based International Drilling Contractor – NYSE ATW), announced today that the ATWOOD SOUTHERN CROSS (owned and operated by our wholly-owned subsidiary Atwood Oceanics Pacific Limited) has been awarded a contract (at a dayrate of $154,500) by AuDAX Resources Ltd, to drill one (1) firm well plus one option is available until March 1, 2010 to drill from one (1) to four (4) additional wells offshore Tunisia.  The rig is expected to go on dayrate around June 6, 2010 during mobilization with an expected commencement of drilling on June 15, 2010.  The drilling of the one (1) firm well is expected to take around forty (40) days to complete.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

Contact:  Jim Holland
           281-749-7804